Exhibit 99.1

       Possis Medical, Inc. Reports 7% Decline in Second Quarter Revenue;
             Quarterly EPS $0.09 versus Prior-Year Period of $0.16

     MINNEAPOLIS--(BUSINESS WIRE)--February 22, 2005--Possis Medical, Inc. (NASDAQ:POSS), today reported sales of $16.2 million for the second fiscal quarter ended January 31, 2005, down 7 percent from the year-ago period. U.S. AngioJet(R) Rheolytic(TM) Thrombectomy System sales in the current quarter were $15.6 million, down 8 percent from the year-ago period and down 9 percent from the first quarter of fiscal 2005. Net income per diluted share for the second quarter was $0.09 versus $0.16 in the prior-year period. The Company's cash, cash equivalents and marketable securities position decreased to $41.6 million at the end of the second quarter compared to $44.6 million at the end of the fiscal 2005 first quarter. The decrease was primarily due to the repurchase of 437,400 shares of common stock during the second quarter.
     The decrease in revenue was due to the continuing impact from the results of the AiMI post-marketing study. The revenue shortfall has been driven both by reductions in coronary sales, and slower sales in peripheral and AV access products, as the Company's sales force has been intensely focused on helping customers put the AiMI results into the context of their clinical practice, as opposed to growing the product portfolio.
     Robert G. Dutcher, CEO, indicated that, "Despite the negative impact of the AiMI study on our customer order patterns, we expanded our installed based of U.S. drive units during the quarter and ended the quarter with 1,422 domestic drive units in the field. Our fiscal 2005 initiatives will be centered on presenting coronary AngioJet retrospective registries starting at the American College of Cardiology in March, and in addition accelerating our efforts to expand our peripheral business."
     Dutcher added that, "Although there is no question that the market's perception of the AiMI study has hurt our sales, we believe that the AngioJet System will re-emerge as the device of choice for treating visible thrombus in high risk patients. This process of regaining our growth momentum will take time. We expect our full-year revenues to be approximately $65 million, with gross margins in the low to mid seventies as a percent-of-sales." The Company also indicated that it anticipated net income per diluted share of $0.30-$0.36 for the full fiscal year and $0.04 to $0.07 for the third fiscal quarter.
     The Company announced that its board of directors has issued an additional authorization to repurchase from time to time, in open market transactions, up to $15.0 million dollars of its common equity. This additional repurchase authorization expires in December 2006. Since the inception of its repurchased programs, the Company has repurchased approximately 1,430,000 shares of its common equity at an average price of $15.47 per share.
     The Company's gross margin rate was 74 percent in the second quarter, compared to 77 percent a year ago and 75 percent during the first quarter of fiscal 2005. The Company sold 49 U.S. drive units in the quarter, versus 46 in the prior-year period and 49 in the first quarter of fiscal 2005. The average catheter utilization rate per installed drive unit, a measure of recurring usage, was 8.3 in the second quarter, compared to 10.8 in the prior-year period and 9.3 in the first quarter of fiscal 2005.
     Selling, general and administrative expenses (SG&A) increased one percent compared to the year-ago period. The increase is due mainly to an expansion of the sales force, increased medical insurance expense and increased depreciation, offset by a decrease in post-marketing study expense and a reduction in incentives. SG&A as a percent of revenue in the second quarter of fiscal 2005 increased to 42 percent from 38 percent in the prior-year period. SG&A as a percentage of revenue for the first quarter of fiscal 2005 was 43 percent. Second quarter R&D expense increased by approximately $625,000 compared to the prior-year period and was largely due to the timing of expenses incurred for various R&D projects, including the development of a drive unit, a new peripheral catheter and a distal occlusion product.
     The Company will host a conference call on Wednesday, February 23rd, 2005 at 9:30 am Central Time. Bob Dutcher, Chairman & CEO, and Eapen Chacko, CFO, will discuss the second quarter operating results, as well as updating the Company's regulatory initiatives.
     To join the conference call, dial 888-889-7567 (toll - 1-517-645-6377) by 9:25 am, and give the password "Conference" and leader "Mr. Bob Dutcher."
     A webcast of the conference call can be accessed through www.possis.com, under the Investors tab. The webcast can also be accessed through www.fulldisclosure.com, for individual investors. Institutional investors can access the webcast through a password-protected site at www.streetevents.com. An archived webcast will be available for thirty days.
     A replay of the conference call will be available from Noon Central Time on February 23rd through Friday, February 25th at 11:59 pm Central Time. Dial toll-free 1-866-501-0084 (toll - 1-203-369-1814).
     Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the large and growing cardiovascular and vascular treatment markets. The AngioJet(R) Rheolytic(TM) Thrombectomy System is marketed in the United States for blood clot removal from native coronary arteries, leg arteries, coronary bypass grafts and AV dialysis access grafts.
     Some of the statements in this press release constitute "forward-looking statements." These statements include our estimates of future revenue, gross margins, expenses and earnings per share, and the continuing impact of the results of the AiMI trial. There are a number of risks and uncertainties that could cause the assumptions upon which we base these forward-looking statements to be inaccurate and could cause our actual results to differ materially from those expressed in the forward-looking statements. Our actual results could vary if our sales and marketing efforts are not effective in re-establishing coronary product usage, if we are not able to effectively manage new product development timelines, and if we are unable to generate suitable clinical registry data to support growing use of the AngioJet in coronary applications. These and other factors that could impact our future results are described in more detail in
Exhibit 99 to the our Form 10-K for the year ended July 31, 2004, filed with the Securities and Exchange Commission.


                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
      CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
     FOR THE THREE AND SIX MONTHS ENDED JANUARY 31, 2005 AND 2004
                              (UNAUDITED)


                      Three Months Ended        Six Months Ended
                   ------------------------ -------------------------
                     Jan. 31,    Jan. 31,     Jan. 31,     Jan. 31,
                       2005        2004         2005         2004
                   ----------- ------------ ------------ ------------
Product sales..... $16,168,884  $17,448,677  $33,670,872  $33,050,965
Cost of sales and
 other expenses:
     Cost of
      medical
      products....   4,283,418    3,967,145    8,587,757    7,786,376
     Selling,
      general and
      admini-
      strative....   6,711,939    6,659,517   14,268,521   13,374,067
     Research and
      development.   2,604,131    1,978,868    5,041,835    4,106,111
                   ----------- ------------ ------------ ------------
       Total cost
        of sales
        and other
        expenses..  13,599,488   12,605,530   27,898,113   25,266,554
                   ----------- ------------ ------------ ------------
Operating income..   2,569,396    4,843,147    5,772,759    7,784,411
     Interest
      income......     306,701      160,570      593,133      320,922
     Gain (loss)
      on sale of
      securities..       1,950      (15,516)      20,031      (34,033)
                   ----------- ------------ ------------ ------------

Income before
 income taxes.....   2,878,047    4,988,201    6,385,923    8,071,300
Provision for
 income taxes.....   1,208,886    1,869,900    2,523,886    3,025,900
                   ----------- ------------ ------------ ------------

Net income........   1,669,161    3,118,301    3,862,037    5,045,400

Other comprehensive
 income, net of tax
Unrealized (loss)
 gains on
 securities.......    (130,000)      82,000       (5,000)     151,000
                   ----------- ------------ ------------ ------------

Comprehensive
 income...........  $1,539,161   $3,200,301   $3,857,036   $5,196,400
                   =========== ============ ============ ============
Weighted average
 number of common
 shares
 outstanding:
   Basic..........  17,669,526   17,774,155   17,875,233   17,775,941
   Diluted........  18,294,815   19,163,894   18,740,501   19,109,416

Net income per
 common share:
   Basic..........       $0.09        $0.18        $0.22        $0.28
                   =========== ============ ============ ============
   Diluted........       $0.09        $0.16        $0.21        $0.26
                   =========== ============ ============ ============


AngioJet Key Business Indicators

----------------------------------------------------------------------
                           Q2-04    Q3-04    Q4-04    Q1-05    Q2-05
----------------------------------------------------------------------
U.S. AngioJet Revenue -
$(000)                    $17,001  $18,899  $19,650  $17,199  $15,585
----------------------------------------------------------------------
U.S. Drive Units Sold        46       79       59       49       49
----------------------------------------------------------------------
U.S. Drive Units in the
 Field                     1,168    1,255    1,317    1,371    1,422
----------------------------------------------------------------------
U.S. Catheter Utilization   10.8     10.8     10.8     9.3      8.3
----------------------------------------------------------------------
Gross Margin %              77%      75%      76%      75%      74%
----------------------------------------------------------------------
EPS Diluted - After tax    $0.16    $0.16    $0.18    $0.11    $0.09
----------------------------------------------------------------------



                 POSSIS MEDICAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

                                               Jan. 31,     July 31,
                                                 2005        2004
                                             ------------ ------------
ASSETS

CURRENT ASSETS:
     Cash and cash equivalents..............  $4,794,650   $8,411,784
     Marketable securities..................  36,819,665   39,759,403
     Trade receivables (less allowance for
      doubtful accounts and returns of
      $514,000 and $536,000, respectively)..   8,365,936   10,232,180
     Inventories............................   6,075,061    5,389,653
     Prepaid expenses and other assets......     495,158      958,616
     Deferred tax asset.....................     890,000      890,000
                                             ------------ ------------
              Total current assets..........  57,440,470   65,641,636

PROPERTY AND EQUIPMENT, net.................   4,907,753    5,073,775

OTHER ASSETS................................
     Deferred tax assets....................  12,685,949   15,103,949
     Other asset............................     218,704      201,341
                                             ------------ ------------

TOTAL ASSETS................................ $75,252,876  $86,020,701
                                             ============ ============

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
     Trade accounts payable.................    $939,798   $1,791,694
     Accrued salaries, wages, and
      commissions...........................   2,535,380    4,228,804
     Other liabilities......................   2,165,809    2,222,465
                                             ------------ ------------
              Total current liabilities.....   5,640,987    8,242,963

COMMITMENTS AND CONTINGENCIES
     Other Liabilities......................     340,273      160,536

SHAREHOLDERS' EQUITY:
     Common stock-authorized, 100,000,000
      shares of $0.40 par value each; issued
      and outstanding, 17,424,965 and
      18,254,942 shares, respectively.......   6,969,986    7,301,977
     Additional paid-in capital.............  76,581,908   88,434,540
     Unearned compensation..................     (33,000)     (15,000)
     Accumulated other comprehensive loss...    (141,000)    (136,000)
     Retained deficit....................... (14,106,278) (17,968,315)
                                             ------------ ------------
          Total shareholders' equity........  69,271,616   77,617,202
                                             ------------ ------------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.. $75,252,876  $86,020,701
                                             ============ ============


     CONTACT: Possis Medical, Inc., Minneapolis
              Eapen Chacko, 763-450-8011
              eapen.chacko@possis.com